Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated June 11, 2014 with respect to the consolidated financial statements, schedules, and internal control over financial reporting included in the Annual Report on Form 10-K for the year ended March 31, 2014 of Rand Logistics, Inc., which are incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in this Registration Statement of the aforementioned reports, and to the use of our name as it appears under the caption “Experts.”

 /s/ Grant Thornton LLP

Mississauga, Canada
November 21, 2014